Exhibit 99.1

Overseas Shipholding Group

Announces Cancellation of Annual Meeting of Stockholders

Tampa, FL – May 29, 2024 - Overseas Shipholding Group, Inc. (NYSE: OSG) (“OSG”) announced today that it has determined to cancel its 2024 Annual Meeting of Stockholders scheduled for June 6, 2024 in consideration of its contemplated merger transaction with Saltchuk Resources, Inc. For more information regarding such transaction, please see OSG’s press release issued on May 20, 2024 entitled “Overseas Shipholding Group Enters Into a Definitive Agreement to Be Acquired by Saltchuk Resources, Inc. - Purchase Price of $8.50 per Share in Cash - Transaction Valued at $950 Million.”

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. is a publicly traded company providing liquid bulk transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG’s U.S. Flag fleet consists of Suezmax crude oil tankers, conventional and lightering ATBs, shuttle and conventional MR tankers, and non-Jones Act MR tankers that participate in the U.S. Tanker Security Program.

OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information about OSG is available at www.osg.com.

Investor Relations & Media Contact:

Susan Allan, Overseas Shipholding Group, Inc.

(813) 209-0620

sallan@osg.com

Source: Overseas Shipholding Group, Inc.